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                                                                     EXHIBIT 8.1
                                                                     -----------

                               BRIGGS AND MORGAN
                           Professional Association
                       2200 First National Bank Building
                             332 Minnesota Street
                         Saint Paul, Minnesota  55101

                              September 16, 1997



Merrill Lynch, Pierce, Fenner                  First Trust National Association
 & Smith                                       180 East Fifth Street
North Tower                                    St. Paul, Minnesota 55101
World Financial Center
New York, New York 10201                       Fitch Investors Service, L.P.
                                               One State Street Plaza
Salomon Brothers Inc                           New York, New York 10004
Seven World Trade Center
Second Floor                                   Standard & Poor's Rating Services
New York, New York 10048                       25 Broadway
                                               New York, New York 10004
Lehman Brothers Inc.
Three World Financial Center
New York, New York 10285


     Re:  Green Tree Financial Corporation
          Certificates for Home Improvement and Home Equity Loans, Series 1997-D

Gentlemen:

          We have acted as counsel for Green Tree Financial Corporation, a Delaware corporation ("Green Tree"), in connection with its execution of a Pooling and Servicing Agreement, dated as of August 1, 1997 (the "Pooling and Servicing Agreement"), between Green Tree and First Trust National Association, as Trustee, and its establishment, pursuant to the Pooling and Servicing Agreement, of Home Improvement and Home Equity Loan Trust 1997-D (the "Trust"). All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

          Pursuant to the Pooling and Servicing Agreement, Green Tree will transfer to the Trust the Contracts and certain related property and Green Tree will act as Servicer of the Contracts and provide a Limited Guaranty in respect of the Class HI:B-2 Certificates and a Limited Guaranty in respect of the Class HE:B2 Certificates against losses on the Contracts.

Merill lynch, Pierce Fenner
 & Smith Incorporated
Salomon Brothers Inc
Lehman Brothers Inc
Fitch Investors Service, L.P.
Standard & Poor's Rating Services
First Trust National Association
September 16, 1997
Page 2


          Green Tree has requested that we provide to you our opinion whether the Master REMIC and Subsidiary REMIC will each be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

          In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

          Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that Green Tree and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for each of the Master REMIC and Subsidiary REMIC in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus Supplement relating to the Certificates.

          Based upon the foregoing, as of the date hereof it is our opinion that:

     1. The Master REMIC and Subsidiary REMIC created pursuant to the Pooling and Servicing Agreement will each qualify as a REMIC under the Code and under the REMIC Regulations. The Certificates will evidence ownership of the "regular interests" in the Master REMIC. The Class C Master Certificate will evidence ownership of the single class of "residual interests" in the Master REMIC. The Class C Subsidiary Certificate will evidence ownership of the single class of "residual interests" in the Subsidiary REMIC.

     2. For Minnesota income and franchise tax purposes, the Trust (excluding the Excess Proceeds Account and the Sub-Pool HE Pre-Funding Account) will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in

Merill Lynch, Pierce Fenner
 & Smith Incorporated
Salomon Brothers Inc
Lehman Brothers Inc.
Fitch Investors Service, L.P.
Standard & Poor's Rating Services
First Trust national Association
September 16, 1997
Page 3

accordance with the provisions of the Code concerning REMICs as amended through April 15, 1995.

     3. Ownership of a Certificate will not be a factor in determining whether the owner is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, such owner will not become subject to such Minnesota taxes solely by virtue of owning a Certificate.

          We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the state of Minnesota. This opinion is being delivered to you at Green Tree's request only for your use. It may not be circulated or republished to or relied upon by any other person without our prior written consent.


                                           Very truly yours,


                                           BRIGGS AND MORGAN
                                           Professional Association